                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                       PRECEPT BUSINESS PRODUCTS, INC.

                       PRECEPT BUSINESS SERVICES, INC.

                              INFOGRAPHIX, INC.

                                     AND

                                 JAMES GORIN







                                April 8, 1998

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                               TABLE OF CONTENTS

                                                                      Page No.
                                                                      --------
ARTICLE I
     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II
     SALE AND PURCHASE OF THE SHARES . . . . . . . . . . . . . . . . . .  4
     2.1  Sale of Shares . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.2  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.3  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.4  Closing Deliveries . . . . . . . . . . . . . . . . . . . . . .  4
     2.5  Further Assurances . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE III
     REPRESENTATIONS AND WARRANTIES
      OF THE COMPANY AND GORIN . . . . . . . . . . . . . . . . . . . . .  6
     3.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . .  6
     3.2  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     3.3  Minute Books . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.4  Capitalization . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.5  Title to the Shares. . . . . . . . . . . . . . . . . . . . . .  7
     3.6  No Violation . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.7  Governmental Consents. . . . . . . . . . . . . . . . . . . . .  8
     3.8  Financial Statements; Accounts Receivable. . . . . . . . . . .  8
     3.9  Absence of Undisclosed Liabilities . . . . . . . . . . . . . .  9
     3.10 Absence of Material Adverse Change . . . . . . . . . . . . . .  9
     3.11 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     3.12 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.13 Compliance with Laws and Regulations . . . . . . . . . . . . . 11
     3.14 Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.15 Employee Matters . . . . . . . . . . . . . . . . . . . . . . . 12
     3.16 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . 12
     3.17 Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . 14
     3.18 Condition of Properties. . . . . . . . . . . . . . . . . . . . 15
     3.19 Material Agreements. . . . . . . . . . . . . . . . . . . . . . 15
     3.20 Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.21 Intellectual Property Rights . . . . . . . . . . . . . . . . . 16
     3.22 Subsidiaries and Investments . . . . . . . . . . . . . . . . . 17
     3.23 Competing Interests. . . . . . . . . . . . . . . . . . . . . . 17
     3.24 Illegal or Unauthorized Payments; Political Contributions. . . 17
     3.25 Environmental Matters. . . . . . . . . . . . . . . . . . . . . 17
     3.26 Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18


     3.27 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.28 Bank Accounts and Powers of Attorney . . . . . . . . . . . . . 19
     3.29 Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.30 Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.31 Affiliate Transactions . . . . . . . . . . . . . . . . . . . . 19
     3.32 Pooling. . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF BUYER AND PRECEPT . . . . . . . . 20
     4.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.2  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.3  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.4  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . 21
     4.5  Governmental Consents. . . . . . . . . . . . . . . . . . . . . 21
     4.6  SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . 21
     4.7  Finders' Fees. . . . . . . . . . . . . . . . . . . . . . . . . 21
     4.8  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     4.9  Absence of Material Adverse Changes. . . . . . . . . . . . . . 22
     4.10 Tax-Free Reorganization. . . . . . . . . . . . . . . . . . . . 22
     4.11 No Misrepresentations. . . . . . . . . . . . . . . . . . . . . 23

ARTICLE V
     ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . 23
     5.1  Certain Excluded Assets. . . . . . . . . . . . . . . . . . . . 23
     5.2  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . 23
     5.3  No-Shop Provisions . . . . . . . . . . . . . . . . . . . . . . 23
     5.4  Access and Information . . . . . . . . . . . . . . . . . . . . 24
     5.5  Information for Filings. . . . . . . . . . . . . . . . . . . . 24
     5.6  Fulfillment of Conditions by the Company and Gorin . . . . . . 24
     5.7  Fulfillment of Conditions by Buyer and Precept . . . . . . . . 24
     5.8  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     5.9  Release by Gorin . . . . . . . . . . . . . . . . . . . . . . . 25
     5.10 Covenants Relating to Taxes. . . . . . . . . . . . . . . . . . 25
     5.11 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 25
     5.12 Reporting. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     5.13 Tax-Free Reorganization. . . . . . . . . . . . . . . . . . . . 26
     5.14 Customer Visits. . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE VI
     CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . 27
     6.1  Conditions to Obligations of Buyer . . . . . . . . . . . . . . 27
     6.2  Conditions to Obligations of Gorin . . . . . . . . . . . . . . 28


ARTICLE VII
     INDEMNIFICATION; HOLDBACK . . . . . . . . . . . . . . . . . . . . . 28
     7.1  Indemnification of Buyer . . . . . . . . . . . . . . . . . . . 28
     7.2  Notification of Claim. . . . . . . . . . . . . . . . . . . . . 29
     7.3  Defense of Claims. . . . . . . . . . . . . . . . . . . . . . . 29
     7.4  Holdback for Claims. . . . . . . . . . . . . . . . . . . . . . 30
     7.5  No Claims by Gorin Against the Company . . . . . . . . . . . . 32
     7.6  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     7.7  Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE VIII
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.1  Termination of Agreement . . . . . . . . . . . . . . . . . . . 32
     8.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . 33
     8.3  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     8.4  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     8.5  Further Assurances . . . . . . . . . . . . . . . . . . . . . . 34
     8.6  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     8.7  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 34
     8.8  Severability . . . . . . . . . . . . . . . . . . . . . . . . . 35
     8.9  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 35
     8.10 Arbitration Proceedings. . . . . . . . . . . . . . . . . . . . 35
     8.11 Interpretation . . . . . . . . . . . . . . . . . . . . . . . . 36
     8.12 Counterparts; Facsimile Signatures . . . . . . . . . . . . . . 36
     8.13 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     8.14 Construction . . . . . . . . . . . . . . . . . . . . . . . . . 36

                                  LIST OF EXHIBITS

     Exhibit A   Employment Agreement with Gorin
     Exhibit B   Employment Agreement with St. Martin
     Exhibit C   Confidentiality and Noncompetition Agreement with Gorin
     Exhibit D   Affiliate Agreement with Gorin
     Exhibit E   Closing Certificate for Gorin and the Company
     Exhibit F   Closing Certificate for Buyer
     Exhibit G   Secretary's Certificate for Buyer and the Company
     Exhibit H   Opinion of Counsel of the Company and Gorin
     Exhibit I   Opinion of Counsel of Buyer
     Exhibit I-A Opinion of General Counsel of Precept
     Exhibit J   Excluded Assets

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 8, 1998 by and among Precept Business Products, Inc., a Delaware corporation (the "Buyer"), Precept Business Services, Inc., a Texas corporation ("Precept"), InfoGraphix, Inc., a Massachusetts corporation (the "Company"), and James Gorin ("Gorin").

                                   RECITALS:

     WHEREAS, all of the issued and outstanding capital stock of the Company consists of an aggregate of 110 shares of Common Stock, no par value per share (the "Shares"), all of which are owned by Gorin;

     WHEREAS, Buyer desires to acquire from Gorin, and Gorin desires to sell to Buyer, all of the Shares, on the terms and subject to the conditions set forth in this Agreement in a transaction that is intended to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, the transaction contemplated hereby is intended to be treated as a "pooling of interests" for financial accounting purposes.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

     1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below or in the section of this Agreement referenced below:

     "Accounts Receivable" is defined in Section 3.8(b).

     "Affiliate" shall mean any director, officer, employee or shareholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than five percent (5%) of the outstanding capital stock thereof.

     "Agreement" shall mean this Stock Purchase Agreement.

     "Buyer" shall mean Precept Business Products, Inc., a Delaware corporation.

"Buyer Party" is defined in Section 7.1(a).

"CERCLA" is defined in Section 3.25.

"Claim" is defined in Section 7.2.

"Closing" is defined in Section 2.3.

"Closing Date" is defined in Section 2.3.

"Code" is defined in Section 3.16(a).

"Common Stock" shall mean the Company's common stock, no par value.

"Company" shall mean InfoGraphix, Inc., a Massachusetts corporation.

"Customer Due Diligence" is defined in Section 5.14.

"Disclosure Schedule" is defined in the introductory paragraph to Article III.

"Dispute Notice" is defined in Section 8.10(a).

"Effective Date" is defined in Section 4.6(b).

"Employee Benefit Plans" is defined in Section 3.16(c).

"Environmental Laws" is defined in Section 3.25.

"ERISA" is defined in Section 3.16(a).

"Excluded Assets" is defined in Section 5.1.

"Execution Date" is defined in Section 5.14.

"Financial Statements" is defined in Section 3.8(a).

"GAAP" shall mean United States generally accepted accounting principles as may be modified from time to time.

"Gorin" shall mean James Gorin, the Company's President.

"Governmental Body" is defined in Section 3.7.

"Holdback Period" is defined in Section 7.4(b).

"Holdback Shares" is defined in Section 7.4(a).

"Intellectual Property" is defined in Section 3.21.

"Liabilities" is defined in Section 3.9.

"Lien" is defined in Section 3.5.

"Losses" is defined in Section 7.1.

"Material Agreements" is defined in Section 3.19.

"Negotiation Period" is defined in Section 8.10(a).

"New Shares" is defined in Section 7.4(d)(i).

"Panel" is defined in Section 8.10(b).

"Parent Class A Common Stock" shall mean the Class A Common Stock, par value $0.01, of Precept Business Services, Inc., a Texas corporation.

"Pension Plans" is defined in Section 3.16(a).

"Permits" is defined in Section 3.14.

"Person" is defined in Section 3.12.

"Plans" is defined in Section 3.16(e).

"Precept" shall mean Precept Business Services, Inc., a Texas corporation.

"Purchase Price" is defined in Section 2.2.

"RCRA" is defined in Section 3.25.

"Registered Intellectual Property" is defined in Section 3.21.

"S-4 Registration Statement" is defined in Section 4.6.

"Securities Act" is defined in Section 4.6(b).

"SEC" shall mean the Securities and Exchange Commission.

"Shares" shall mean the shares of Common Stock owned by Gorin.

"St. Martin" shall mean Joe St. Martin, the Company's Chief Operating Officer and Treasurer.

"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

"Transaction Documents" is defined in Section 3.2.

"Welfare Benefit Plans" is defined in Section 3.16(b).


                                  ARTICLE II
                       SALE AND PURCHASE OF THE SNARES

     2.1 SALE OF SHARES. At the Closing (as defined in SECTION 2.3 hereof), subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties and agreements herein contained, Gorin shall sell, convey, assign, transfer and deliver the Shares to Buyer, and Buyer will purchase, acquire and accept the Shares from Gorin, free and clear of all liens, encumbrances, mortgages, pledges, security interest, restrictions or charges of any kind or character, but together with all rights, privileges and advantages attached or accruing thereto.

     2.2 PURCHASE PRICE. The purchase price (the "Purchase Price") payable to Gorin for the Shares shall be $9,125,000, payable by the issuance of 2,058,077 shares of Parent Class A Common Stock. On the Closing Date and subject to the other terms and conditions hereof, Precept shall issue the requisite number of shares of Parent Class A Common Stock to Gorin on behalf of Buyer in accordance with this SECTION 2.2.

     2.3 CLOSING. The Closing of the purchase and sale of the Shares contemplated by this Agreement (the "Closing") will take place at the offices of Goodwin Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109-2881 on April 13, 1998 (the "Closing Date"), or at such other place and on such other date as the parties may agree.

     2.4 CLOSING DELIVERIES. At the Closing, the certificate(s), documents and other items listed below will be executed and delivered by the appropriate parties:

          (a) Gorin will deliver stock certificate(s) to Buyer representing all of the Shares to be sold by Gorin, duly endorsed for transfer and accompanied by duly executed stock power(s);

          (b) Buyer will deliver a stock certificate to Gorin representing the shares of Parent Class A Common Stock to be delivered as Purchase Price;

          (c) Buyer and Gorin will execute and deliver an Employment Agreement substantially in the form of EXHIBIT A hereto;

          (d) Buyer and St. Martin will execute and deliver an Employment Agreement substantially in the form of EXHIBIT B hereto;

          (e) Buyer and Gorin will execute and deliver a Confidentiality and Noncompetition Agreement substantially in the form of EXHIBIT C hereto;

          (f) Buyer and Gorin will execute and deliver an Affiliate Agreement substantially in the form of EXHIBIT D hereto;

          (g) Gorin and the Company will execute and deliver to Buyer a Closing Certificate substantially in the form of EXHIBIT E hereto;

          (h) Buyer and Precept will execute and deliver to the Company and Gorin a Closing Certificate substantially in the form of EXHIBIT F hereto;

          (i) The Company will execute and deliver to Buyer, and Buyer will execute and deliver to the Company and Gorin, a Secretary's Certificate substantially in the form of EXHIBIT G hereto;

          (j) If and to the extent requested by Buyer, each director and officer of the Company will deliver to Buyer a written resignation;

          (k) The Company and Gorin will deliver to Buyer a legal opinion of their counsel substantially in the form of EXHIBIT H hereto;

          (l) Buyer will deliver to the Company and Gorin a legal opinion of its counsel substantially in the form of EXHIBIT I hereto; and

          (m) General Counsel for Precept will deliver to the Company and Gorin a legal opinion substantially in the form of EXHIBIT I-A hereto.

     2.5 FURTHER ASSURANCES. At or after the Closing, and without further consideration, Gorin will execute and deliver to Buyer and/or the Company such further instruments of conveyance and transfer and such other documents as Buyer may reasonably request in order to more effectively convey and transfer to Buyer all of the Shares and to put Buyer in operational control of the Company and its assets.

                                 ARTICLE III
                        REPRESENTATIONS AND WARRANTIES
                           OF THE COMPANY AND GORIN

     The Company (until the Closing) and Gorin (after the Closing) hereby represent and warrant to Buyer that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Disclosure Schedule attached hereto and delivered by Gorin to Buyer on the date hereof (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of a document or other item itself). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article III.

     3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary, except where the failure to be so licensed or qualified would not be expected to have a material adverse effect on the Company; such jurisdictions are listed in SECTION 3.1 OF THE DISCLOSURE SCHEDULE.

     3.2 AUTHORITY. The Company has all requisite corporate power and authority, and Gorin has all requisite power and authority, to execute, deliver and perform under this Agreement and, where applicable, other instruments, agreements or documents to be executed and delivered pursuant to this Agreement (collectively, the "Transaction Documents"). The execution, delivery and performance of the Transaction Documents, by the Company and Gorin, as the case may be, have been duly authorized by all necessary action, corporate or otherwise, on the part of the Company and Gorin. This Agreement has been, and the other Transaction Documents at Closing will be, duly executed and delivered by the Company and Gorin and, where applicable, each of the Transaction Documents at Closing will be legal, valid and binding agreements of the Company and Gorin, respectively, enforceable against each of them in accordance with their respective terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.3 MINUTE BOOKS. The Company and Gorin have made available to Buyer true, correct and complete copies of the Company's charter, bylaws, minute books, stock certificate books and stock record books. The minute books of the Company contain minutes or consents reflecting all material actions taken by the directors (including any committees) and shareholders of the Company.

     3.4 CAPITALIZATION. The authorized capital stock of the Company consists solely of 7,500 shares of common stock, no par value, of which 110 shares are issued and outstanding and all of which are held beneficially and of record by Gorin. The Shares are validly issued, fully paid and non-assessable and are held by Gorin free and clear of preemptive or similar rights. The Shares constitute all of the issued and outstanding capital stock of the Company. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company, any shareholders of the Company (including Gorin) or any other person or entity to issue or sell any securities or ownership interests in the Company. Except as set forth in SECTION 3.4 OF THE DISCLOSURE SCHEDULE or otherwise disclosed in this Agreement, there are no shareholders' agreements, voting agreements, voting trusts or similar agreements or restrictions binding on any of the shareholders of the Company (including Gorin) or applicable in any way to the Shares. All of the outstanding capital stock of the Company has been offered and sold in compliance with all applicable securities laws, rules and regulations.

     3.5 TITLE TO THE SHARES. Except as set forth in SECTION 3.5 OF THE DISCLOSURE SCHEDULE, Gorin owns the Shares, of record and beneficially, free and clear of any lien, pledge, security interest, liability, charge or other encumbrance or claim of any person or entity, voting trusts, proxies, preemptive rights, rights of first refusal, buy-sell arrangements or other shareholder agreements (a "Lien"). Gorin owns the Shares, of record and beneficially, free and clear of any Lien. Upon delivery of the Shares to Buyer at the Closing in accordance with the terms and conditions of this Agreement, Buyer will acquire the entire legal and beneficial interest in all of the Shares, free and clear of any Lien.

     3.6 NO VIOLATION. Except as described in SECTION 3.6 OF THE DISCLOSURE SCHEDULE, neither the execution nor the delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby, including without limitation, the transfer of the Shares to Buyer, will conflict with, contravene or result in the material breach of any term or provision of; or violate, or constitute a material default under, or result in the creation of any Lien on the Company's assets pursuant to, or relieve any third party of any obligation or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, material agreement (including those listed in SECTION 3.19 OF THE DISCLOSURE SCHEDULE or with any customer set out in such SECTION 3.20 OF THE DISCLOSURE SCHEDULE), Permit, order, law or regulation to which any of the shareholders of the Company (including Gorin) is a party or by which the Company, any of the shareholders of the Company (including Gorin) or any of their assets is in any way bound or obligated.

     3.7 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of; or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of the Company or any of the shareholders of the Company (including Gorin) in connection with the transactions contemplated by this Agreement.

     3.8  FINANCIAL STATEMENTS; ACCOUNTS RECEIVABLE.

          (a) Attached as SECTION 3.8(a) OF THE DISCLOSURE SCHEDULE are true and complete copies of (i) the unaudited balance sheet of the Company for the Company's fiscal year ended September 30, 1997 and the unaudited statements of income, retained earnings and cash flows for the Company's fiscal years ended September 30, 1995, 1996 and 1997, as reviewed by Robert Sharkansky & Company Certified Public Accountants and (ii) the unaudited balance sheet and related statements of income and retained earnings of the Company for the period ended February 28, 1998 (collectively, the "Financial Statements"). The Financial Statements present fairly the financial condition of the Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP (except for the absence of footnote disclosure in the case of the unaudited financials), except that the Company's unaudited balance sheet and income statement, dated February 28, 1998, has not been prepared in accordance with GAAP. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect all the material transactions of; acquisitions and dispositions of assets by, and incurrence of liabilities by the Company.

          (b) SECTION 3.8(b) OF THE DISCLOSURE SCHEDULE sets forth the accounts receivable of the Company (including, without limitation, all unbilled accounts receivable and miscellaneous receivables) from sales made as of March 31, 1998 (the "Accounts Receivable"), and the payments and rights to receive payments related thereto. The amounts of all Accounts Receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company as of the Closing Date constitute valid claims against third parties not affiliated with either Gorin or the Company and arise from bona fide transactions in the ordinary course of the business of the Company. Except as set forth in SECTION 3.8(b)-1 OF THE DISCLOSURE SCHEDULE, the Accounts Receivable arose in the ordinary course of business and are fully collectible in the ordinary course of business, without resort to litigation, at the face amount thereof, less any reserve reflected in the Company's unaudited balance sheet, dated as of February 28, 1998, and in all cases are not subject to counterclaim, set-off or other reduction.

     3.9 ABSENCE OF UNDISCLOSED LIABILITIES. At the Closing, the aggregate amount of the Company's indebtedness for borrowed money (which excludes accounts payable arising in the ordinary course of business) will not exceed $2.8 million. The Company does not have any direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, "Liabilities") that would, individually or in the aggregate, be expected to have a material adverse effect on the Company, except for (a) Liabilities specifically identified in this Agreement or in the Company's unaudited balance sheet, dated February 28, 1998, and (b) obligations to be performed in the ordinary course of business or under the Material Agreements (as defined in SECTION 3.19 below).

     3.10 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the date of the Company's unaudited balance sheet, dated February 28, 1998, except as set forth in SECTION
3.10 OF THE DISCLOSURE SCHEDULE, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, assets or Liabilities of the Company or with respect to the manner in which the Company conducts its business or operations; (b) any payment (including without limitation any dividend or other distribution or repayment of indebtedness) to any shareholder of the Company (including Gorin), other than
(i) payment of compensation to employees of the Company in the ordinary course of business and consistent with past practices, and (ii) distributions on account of Subchapter S taxes in accordance with accruals contained in the Financial Statements; (c) any breach or default (or event that with notice or lapse of time or both would constitute a breach or default), termination or threatened termination under any Material Agreement; (d) any material theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting any of the Company's assets, whether or not covered by insurance; (e) any sale, assignment or transfer of any of the assets of the Company, except in the ordinary course of business and consistent with past practices; (f) any waiver by the Company of any material rights related to the Company's business, operations or assets; (g) any other transaction, agreement or commitment entered into by the Company or its shareholders affecting the Company's business, operations or assets, except in the ordinary course of business and consistent with past practices; or (h) any agreement or understanding to do or resulting in any of the foregoing.

     3.11 TAXES.

          (a) FILING OF TAX RETURNS. The Company has duly and timely filed with the appropriate governmental agencies all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other Tax Returns (including information returns) and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

          (b) PAYMENT OF TAXES. The Company has paid or accrued all
     Taxes, penalties and interest that have become due with respect to any Tax Returns that it has filed and any assessments of which it is aware. The Company is not delinquent in the payment of any Tax, assessment or governmental charge.

          (c) NO PENDING DEFICIENCIES, DELINQUENCIES, ASSESSMENTS OR AUDITS. No Tax deficiency or delinquency has been asserted against the Company. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the Taxes of the Company that could be asserted by any taxing authority. There is no taxing authority audit of the Company pending or threatened, and the results of any completed audits are properly reflected in the Financial Statements. The Company has not violated any federal, state, local or foreign tax law.

          (d) NO EXTENSION OF LIMITATION PERIOD. The Company has not been granted an extension by any taxing authority of the limitation period during which any tax liability may be assessed or collected or waived any statute of limitation in respect of Taxes.

           (e) ALL WITHHOLDING REQUIREMENTS SATISFIED. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use and other Taxes have been (i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose or (ii) properly reflected in the Financial Statements.

          (f) STATE UNEMPLOYMENT TAXES. In respect of the Company's most recently completed reporting period, the Company has paid all state unemployment taxes to the Commonwealth of Massachusetts of the wages paid by the Company during such period that are subject to such tax. The Company does not know or have reason to know of any increase or proposed increase, or facts that would lead to an increase, in the rate of such state unemployment tax for any period in the future.

          (g) TAX LIABILITY IN FINANCIAL STATEMENTS. The liabilities (including deferred taxes) shown in the Financial Statements and to be accrued on the books and records of the Company through the Closing Date for Taxes, interest and penalties are and will be adequate accruals and have been and will be accrued in a manner consistent with the practices utilized for accruing tax liabilities in the tax year ended September 30, 1997 and take into account net operating losses, investment credits and other carryovers for periods ended prior to the Closing Date.

          (h) INDEPENDENT CONTRACTORS. Except as set forth in SECTION 3.11(h) OF THE DISCLOSURE SCHEDULE, all persons characterized as independent contractors, and not as employees, were properly characterized for all purposes under applicable laws (including, without limitation, their characterization as independent contractors for income and employment tax withholdings and payments).

          (i) LIENS. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

          (j) NO RULINGS OR REQUESTS FOR RULINGS. There are no outstanding rulings of; or requests for rulings with, any Tax authority addressed to the Company that are, or if issued would be, binding on the Company.

          (k)  VALID S CORPORATION. At all times since October 1,
     1987, the Company has been an S corporation within the meaning of
     Section 1361 of the Code.

     3.12 LITIGATION. Except as described in SECTION 3.12 OF THE DISCLOSURE SCHEDULE, there are currently no pending or, to the knowledge of the Company or Gorin, threatened claims, actions, lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations by any individual, corporation, partnership, Governmental Body or other entity (collectively, a "Person") against or relating to the Company or any of its directors, employees or agents (in their capacities as such) or to which any assets of the Company are subject. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

     3.13 COMPLIANCE WITH LAWS AND REGULATIONS. The Company is currently complying with and has at all times complied with, and the use, operation and maintenance of its assets comply with and have at all times complied with, and neither the Company, its assets nor the use, operation or maintenance of such assets is in violation or contravention of (a) any applicable statute, law, ordinance, decree, order, rule or regulation, of any Governmental Body, or (b) any federal, state and local laws relating to occupational health and safety, employment and labor matters except where the failure to so comply would not be expected to have a material adverse effect on the Company.

     3.14 PERMITS. The Company owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Body necessary to conduct its business except where the failure to do so would not be expected to have a material adverse effect on the Company. Each of such Permits is described in SECTION 3.14 OF THE DISCLOSURE SCHEDULE. No loss or expiration of any such Permit is pending or, to the knowledge of the Company or Gorin, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

     3.15 EMPLOYEE MATTERS. Set forth in SECTION 3.15 OF THE DISCLOSURE SCHEDULE is a complete list of all current employees of the Company, including date of employment, current title and compensation, and date and amount of last increase in compensation. Except as set forth in SECTION 3.15 OF THE DISCLOSURE SCHEDULE, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting or increase the amount of compensation due to any director, officer or employee (present or former) of the Company. The Company does not have any collective bargaining, union or labor agreements, contacts or other arrangements with any group of employees, labor union or employee representative. Neither the Company nor Gorin know of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Except as set forth in SECTION 3.15 OF THE DISCLOSURE SCHEDULE, (a) the Company is in compliance in all material respects with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, except where any such noncompliance will not have a material adverse effect on the Company; (b) no unfair labor practice complaint against the Company is pending before the National Labor Relations Board or any similar agency; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to the Company's or Gorin's knowledge, threatened against or involving the Company; (d) no representation question exists respecting the employees of the Company; (e) no grievance that might have a material adverse effect upon the Company or the conduct of its respective business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending, and to the Company's or Gorin's knowledge, no such claim has been asserted; (f) no collective bargaining agreement is currently being negotiated by the Company; (g) the Company has not experienced any material labor difficulty or organizing activity during the last three years; (h) there has not been any material adverse change in relations with employees of the Company as a result of any announcement of the transaction contemplated by this Agreement; and (i) to the Company's and Gorin's knowledge, and except as set forth in SECTION 3.15 OF THE DISCLOSURE SCHEDULE, no director, officer or other key employee of the Company intends to terminate his employment with the Company. The Company has noncompetition agreements with each of the Company's employees listed in SECTION 3.15 OF THE DISCLOSURE SCHEDULE, and no employee has breached or, to the Company's and Gorin's knowledge threatened to breach, such employee's respective noncompetition agreement.

     3.16 EMPLOYEE BENEFIT PLANS.

          (a) SECTION 3.16 OF THE DISCLOSURE SCHEDULE lists all "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ever maintained or contributed to (or required to be contributed to) by the Company or any Affiliate (the "Pension Plans"). As used in this
     SECTION 3.16, "Affiliate" means any corporation, trade or business the employees of which, together with the employees of the Company, are required to be treated as employed by a single employer under the provisions of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

          (b) SECTION 3.16 OF THE DISCLOSURE SCHEDULE lists each
     "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) that the Company or any Affiliate maintains, contributes to or is required to contribute to on behalf of any employee or former employee, including any multi-employer welfare plan (the "Welfare Benefit Plans"), and sets forth the amount of any Liability of the Company or any Affiliate for any payment past due with respect to each Welfare Benefit Plan as of the date of the Closing. No voluntary employees' beneficiary association or other finding arrangement (other than insurance contracts) are being used to find or implement any Welfare Benefit Plan. Except as set forth in SECTION 3.16 OF THE DISCLOSURE SCHEDULE, the Company has not made any written or oral representations to any employee or former employee promising or guaranteeing any employer payment or funding for the continuation of benefits or coverage under any Welfare Benefit Plan for any period of time beyond the end of the current plan year (except to the extent required under Code Section 4980B).

          (c) SECTION 3.16 OF THE DISCLOSURE SCHEDULE lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, and any other employee benefit plan, arrangement, or commitment (whether written or oral) not required to be listed under paragraph (a) or (b) above (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company for employees (the "Employee Benefit Plans").

          (d) Neither the Company nor any Affiliate maintains, or, within the last five years, has maintained, contributed to, been required to contribute to or had any employees participating in, any "defined benefit plan" (as defined in Section 3(35) of ERISA) or any multi-employer plan (as defined in Section 3(37) of ERISA).

          (e) The Pension Plans, the Welfare Benefit Plans and the
     Employee Benefit Plans and related trusts and insurance contracts (collectively, the "Plans") are legally valid and binding and in fill force and effect. All of the Plans comply currently, and have complied in all material respects in the past, both as to form and operation, with the provisions of all laws, rules and regulations governing or applying to such Plans, including but not limited to ERISA, the Code, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993 and the Age Discrimination in Employment Act; all necessary governmental approvals for the Pension Plans and the Welfare Benefit Plans have been obtained; and a favorable determination as to the qualification under the Code of each of the Pension Plans and each amendment thereto, if any, has been made by the Internal Revenue Service, and nothing has occurred since the date of such determination letters that could adversely affect the qualification of such Plans or the tax exempt status of the related trust. All reports and filings required by any Governmental Body (including without limitation Form 5500 Annual Reports, Summary Annual Reports and Summary

     Plan Descriptions) with respect to each Plan have been timely and completely filed, and have been distributed to participants as required by applicable law. Neither the Company, any Affiliate or any plan fiduciary of any Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Code Section 4975(c)(l)) that would subject the Company to any taxes, penalties or other Liabilities resulting from such transaction. None of the Plans is being audited or investigated by any Governmental Body. With respect to such Plans, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of the Company or Gorin, threatened, and there are no facts that could reasonably be expected to give rise to any such actions, suits or claims.

          (f) The Company does not have any Liabilities to any Person with respect to any Plan, except for (i) Liabilities that are filly funded by assets set aside in trust or irrevocably dedicated for that purpose, the fair market value of which assets are equal to or exceed the Liabilities to which they are set aside or dedicated, (ii) Liabilities that have been filly accrued on the Financial Statements, and (iii) Liabilities that are fully funded through insurance contracts. The Company may terminate any Welfare Benefit Plan or any Employee Benefit Plan immediately following the Closing without any Liability to employees, former employees, beneficiaries or any other Person except to the extent such Liabilities have been accrued or funded as described in the preceding sentence.

          (g) True and complete copies of the following documents have been delivered by the Company or Gorin (or have been made available) to Buyer: (i) each Welfare Benefit Plan and each Pension Plan and each related trust agreement or annuity contract (or other finding instrument); (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan;
     (iii) Annual Reports on Form 5500 Series required to be filed with any Governmental Body for each Welfare Benefit Plan and each Pension Plan for the two most recent plan years; and (iv) the most recent actuarial report for each Pension Plan.

     3.17 TITLE TO ASSETS. Set forth in SECTION 3.17 OF THE DISCLOSURE SCHEDULE is a complete list of (a) all real property owned by the Company; (b) all real property leased by the Company; (c) each vehicle owned or leased by the Company; and (d) each asset of the Company with a book value or fair market value greater than $5,000. The Company has good and marketable title to, or a valid leasehold interest in, all of its assets, including without limitation, the assets listed in SECTION 3.17 OF THE DISCLOSURE SCHEDULE, the assets reflected on the Company's unaudited balance sheet, dated February 28, 1998, and all assets used by the Company in the conduct of its business (except for assets disposed of in the ordinary course of business and consistent with past practices since the date of such balance sheet and except for assets held under leases or licenses disclosed pursuant to SECTION 3.19), subject to no Liens, except for (a) Liens for current taxes not yet due; (b) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such assets; and (c) Liens disclosed in SECTION 3.17 OF THE DISCLOSURE SCHEDULE.

     3.18 CONDITION OF PROPERTIES. Except as set forth in SECTION 3.18 OF THE DISCLOSURE SCHEDULE, all facilities, machinery, equipment, fixtures, vehicles and other tangible property owned, leased or used by the Company are in good operating condition and repair, normal wear and tear excepted, are reasonably fit and usable for the purposes for which they are being used, will not likely require major overhaul or repair in the foreseeable future, are adequate and sufficient for the Company's business and substantially conform with all applicable laws, rules and regulations. The Company maintains policies of insurance issued by insurers of recognized responsibility insuring the Company and its assets and business against such losses and risks.

     3.19 MATERIAL AGREEMENTS.

          (a) SECTION 3.19 OF THE DISCLOSURE SCHEDULE lists the following agreements and arrangements (whether written or oral and including all amendments thereto), other than purchase orders executed in the normal course of business for customer resale, to which the Company is a party or a beneficiary or by which the Company or any of its assets is bound and that is material to the Company (collectively, the "Material Agreements"): (i) any real estate leases; (ii) any contracts for the provision of goods or services by the Company; (iii) any agreement evidencing, securing or otherwise relating to any indebtedness for which the Company is liable; (iv) any capital or operating leases, value-added reseller, reseller, or conditional sales agreements relating to vehicles, equipment or other assets of the Company; (v) any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party; (vi) any insurance policies; (vii) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (viii) any agreement with any shareholder of the Company (including Gorin), director, officer or employee of the Company, or any Affiliate or family member thereof; (ix) any joint marketing or similar agreement or arrangement; and (x) any other agreement or arrangement pursuant to which, based on historical or projected volume, the Company could be required to make, or be entitled to receive, aggregate payments in excess of $50,000 during any calendar year. SECTION 3.19 OF THE DISCLOSURE SCHEDULE indicates each agreement that is subject to laws, rules or regulations relating to the Small Business Administration, Minority Business Enterprises or Women Owned Business Enterprises.

          (b) The Company has performed all material obligations required to be performed by it in connection with the agreements and arrangements required to be disclosed in SECTION 3.19 OF THE DISCLOSURE SCHEDULE and is not in receipt of any claim of default under any agreement or arrangement required to be disclosed in such Schedule by this SECTION 3.19; the Company has no present expectation or intention of not fully performing any material obligation pursuant to any agreement or arrangement required to be disclosed in SECTION
     3.19 OF THE DISCLOSURE SCHEDULE; and neither the Company nor Gorin has any knowledge of any breach or anticipated breach by any other party to any agreement or arrangement required to be disclosed in SECTION 3.19 OF THE DISCLOSURE SCHEDULE.

          (c) The Company has delivered to Buyer a copy of the agreements and arrangements (including all amendments and modifications thereto) required to be disclosed in SECTION 3.19 OF THE DISCLOSURE SCHEDULE and its standard form of customer agreement, all training manuals and a description (with any written or other instructional materials) of how the Company operates its business, undertakes projects for customers or trains its employees.

     3.20 CUSTOMERS. Set forth in SECTION 3.20 OF THE DISCLOSURE SCHEDULE is a complete list of customers as of March 31, 1998, which also shows for each such customer (i) revenues, if any, actually received by the Company during the Company's fiscal year ended September 30, 1997, and (ii) the expiration date of the contract or agreement. Except as set forth in SECTION 3.20 OF THE DISCLOSURE SCHEDULE, no customer has advised the Company of such customer's intent to discontinue doing business with the Company or to reduce the volume of goods or services purchased from or supplied to the Company. Except as set forth in SECTION 3.20 OF THE DISCLOSURE SCHEDULE, the Company has not received from any customer either oral or written notice of such customer's intention to terminate its account with the Company.

     3.21 INTELLECTUAL PROPERTY RIGHTS. Set forth in SECTION 3.21 OF THE DISCLOSURE SCHEDULE is a complete list of all registered patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from the Company) with respect to any of the foregoing (collectively, "Registered Intellectual Property"), owned by the Company or with respect to which the Company has any rights. The Company has the right to use all Registered Intellectual Property and other computer software (both proprietary and third party) and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturers specifications, drawings and designs (collectively, "Intellectual Property") used by the Company or necessary in connection with the operation of the Company's business, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and neither the Company nor Gorin is obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. SECTION 3.21 OF THE DISCLOSURE SCHEDULE also includes a description of the nature of the Company's rights in and to the Intellectual Property. To the knowledge of the Company and Gorin, no other Person is infringing the rights of the Company with respect to any of its Intellectual Property. Except for the consent of applicable governmental registration authorities: (i) no consent of any third parties would be required for the transfer of Intellectual Property rights to Buyer or the use thereof by Buyer at Closing upon consummation of the transactions contemplated hereby (other than with respect to required consents of third party licensors and licensees of software under applicable licenses), and
(ii) the Intellectual Property rights (other than with respect to required consents of third party licensors and licensees of software under applicable licenses) are freely transferable. The Company is the sole and exclusive owner of all rights in and to the software described in SECTION 3.21 OF THE DISCLOSURE SCHEDULE, including all source and object code and documentation related thereto, except the third party software listed in SECTION 3.21 OF THE DISCLOSURE SCHEDULE, as to which the Company has been granted all rights and licenses necessary for the Company to sublicense such software to third parties or to provide services to third parties in the manner in which the Company has done so through the date hereof and the date of Closing. The Company has licensed the software only to the third parties listed in SECTION 3.21 OF THE DISCLOSURE SCHEDULE. There are no existing material defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults by the Company or, to the Company's or Gorin's knowledge, the other parties thereto, with respect to the Company's licenses of the software to licensees or the Company's licenses with third parties with respect to third party software included in the Company's software.

     3.22 SUBSIDIARIES AND INVESTMENTS. Except as disclosed in SECTION 3.22 OF THE DISCLOSURE SCHEDULE, the Company does not own any direct or indirect equity or debt interest in any other Person, including without limitation, any interest in a partnership or joint venture, and is not obligated or committed to acquire any such interest.

     3.23 COMPETING INTERESTS. Except as disclosed in SECTION 3.23 OF THE DISCLOSURE SCHEDULE, neither the Company, its shareholders (including Gorin) nor any director, officer, relative or Affiliate of any of the foregoing owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company.

     3.24 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Company nor any of its officers, directors, employees, agents or other representatives or, to the knowledge of the Company or Gorin, any other Affiliate of the Company, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company. The Company has not violated any federal or state antitrust statutes, rules or regulations, including without limitation those relating to unfair competition, price fixing or collusion.

     3.25 ENVIRONMENTAL MATTERS. Except for matters disclosed in SECTION 3.25 OF THE DISCLOSURE SCHEDULE and to the knowledge of the Company and Gorin, (a) the properties, operations, and activities of the Company are in compliance in all material respects with all applicable Environmental Laws (as defined below); (b) the Company and the properties and operations of the Company are not subject to any existing, pending, or, to the knowledge of the Company and Gorin, threatened action, suit, claim, investigation, inquiry or proceeding by or before any governmental entity under any Environmental Laws (c) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Company under any Environmental Laws in connection with any aspect of the business of the Company have been duly obtained or filed and will remain valid and in effect as of the Closing Date, and the Company is in compliance in all material respects with the terms and conditions of all such notices, permits, licenses, and similar authorizations; (d) there are no physical or environmental conditions existing on any property of the Company or resulting from the Company's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company under any Environmental Laws; (e) there has been no material release of hazardous substances or any pollutant or contaminant into the environment by the Company; and (f) the Company has made available to the Buyer all internal and external environmental audits and studies and all correspondence on material environmental matters in the possession of the Company relating to any of the current or former properties or operations of the Company.

     For purposes of this Agreement, the term "ENVIRONMENTAL LAWS" means any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Body pertaining to health or the environment currently in effect in any and all jurisdictions in which the Company owns property or conducts business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning will apply.

     3.26 BROKERS. Except to the extent disclosed in SECTION 3.26 OF THE DISCLOSURE SCHEDULE, no broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Gorin.

     3.27 INSURANCE. Set forth in SECTION 3.27 OF THE DISCLOSURE SCHEDULE is a list of all insurance policies currently in effect under which the Company is a beneficiary or an insured. Such insurance coverage will remain in effect (or will be replaced by similar policies) with respect to the Company and its properties as to all events occurring on or prior to the Closing. As of the date of this Agreement, neither the Company nor Gorin has received any notice that any of the policies listed in SECTION 3.27 OF THE DISCLOSURE SCHEDULE has been or will be cancelled prior to its scheduled termination date, or would not be renewed substantially on the same terms now in effect if the insured party requested renewal or has received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years. The Company is not in default under any such policy and all premiums due and payable with respect to such coverage have been paid or accrued.

     3.28 BANK ACCOUNTS AND POWERS OF ATTORNEY. Set forth in SECTION 3.28 OF THE DISCLOSURE SCHEDULE is a complete list of (a) the name and address of each bank or other depository institution in which the Company has an account or safe deposit box, the number of such account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

     3.29 WARRANTIES. SECTION 3.29 OF THE DISCLOSURE SCHEDULE summarizes all material claims outstanding, pending or, to the knowledge of the Company and Gorin, threatened for breach of any warranty relating to any products or services sold by the Company prior to the date hereof. The description of the Company's product and service warranties set forth in SECTION 3.29 OF THE DISCLOSURE SCHEDULE is correct and complete in all material respects.

     3.30 INVENTORY. SECTION 3.30 OF THE DISCLOSURE SCHEDULE sets forth, as of March 31, 1998, all inventory of the Company that is (a) owned by the Company, and (b) owned by customers of the Company. The inventory owned by the Company is, in all material respects, merchantable and fit for the purpose for which it was procured or manufactured, and no material portion of such inventory is obsolete, damaged or defective in any amount. Such inventory' is owned by the Company and is not subject to any liens, charges, pledges, security interests or other encumbrances.

     3.31 AFFILIATE TRANSACTIONS. Except as disclosed in SECTION 3.31 OF THE DISCLOSURE SCHEDULE and other than pursuant to this Agreement and the Transaction Documents, neither Gorin nor any Affiliate has any agreement, undertaking or understanding with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible (including, without limitation, intellectual property rights), used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). Neither Gorin nor any Affiliate has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this SECTION
3.31 the members of the immediate family of a director, officer, employee or shareholder shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters in-law of such director, officer, employee or shareholder.

     3.32 NO MISREPRESENTATIONS. The representations and warranties made by the Company and Gorin in or pursuant to this Agreement (including the Disclosure Schedule) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation or warranty, under the circumstances in which it is made, not misleading.

                                  ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF BUYER AND PRECEPT

     Buyer and Precept, respectively, represent and warrant to the Company (until the Closing) and Gorin as follows:

     4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Precept is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Buyer and Precept is duly authorized, qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary, except where the failure to be so licensed or qualified would not be expected to have a material adverse effect on Buyer or Precept; such jurisdictions are listed in SECTION 4.1 OF THE DISCLOSURE SCHEDULE.

     4.2 AUTHORITY. Buyer and Precept have all requisite corporate power and authority to execute, deliver and perform under the Transaction Documents. The execution, delivery and performance of the Transaction Documents by Buyer and Precept have been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer and Precept. This Agreement has been, and the Transaction Documents at Closing will be, duly executed and delivered by Buyer and Precept and are legal, valid and binding agreements of Buyer and Precept, enforceable against each of them in accordance with their respective terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     4.3 CAPITALIZATION.  The authorized capital stock of Precept consists of
(a) 110,500,000 shares of Common Stock, of which 100,000,000 shares have been designated Class A Common Stock, $0.01 par value per share, of which 45,612,500 shares are issued and outstanding as of March 31, 1998 and 10,500,000 shares of which have been designated Class B Common Stock, of which 10,102,997 shares are issued and outstanding as of March 31, 1998, and
(b) 3,000,000 shares of Preferred Stock, of which no shares are issued and outstanding as of March 31, 1998. All of such shares are validly issued, frilly paid and non-assessable and were offered and sold in compliance with all applicable securities laws and regulations. Except as otherwise set forth in this Agreement or the Transaction Documents, there are no provisions of Precept's Articles of Incorporation, Bylaws or any other material agreement that would restrict Gorin's ability to transfer the shares of Parent Class A Common Stock delivered to Gorin at Closing.

     4.4 NO VIOLATION. The execution, delivery and performance of the Transaction Documents by Buyer and Precept will not conflict with or result in the breach of any term or provision of' or violate or constitute a default under any charter provision or bylaw or under any material agreement, instrument, order, law or regulation to which Buyer or Precept is a party or by which Buyer or Precept is in any way bound or obligated.

     4.5 GOVERNMENTAL CONSENTS. To the knowledge of Buyer and Precept, no consent, approval, order or authorization of' or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer or Precept in connection with the transactions contemplated by this Agreement.

     4.6  SEC DOCUMENTS.

          (a) Precept has furnished or made available to the Company or Gorin a true and complete copy of its Registration Statement on Form S-4 filed under the Securities Act of 1933, as filed with the SEC and declared effective on February 10, 1998 (the "S-4 Registration Statement"). The S-4 Registration Statement is currently effective, and the shares of parent Class A Common Stock to be delivered to Gorin at the Closing will be registered under the Securities Act pursuant to the S-4 Registration Statement.

          (b) The S-4 Registration Statement was prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"). As of February 10, 1998 (the "Effective Date"), the S-4 Registration Statement (i) complied as to form in all material respects with the applicable requirements of the Securities Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Precept. included in the S-4 Registration Statement (including the related notes and schedules) fairly presents the consolidated financial position of Precept as of the dates set forth therein and each of the consolidated statements of income, cash flows and shareholders' equity included in the S-4 Registration Statement (including any related notes and schedules) fairly presents the results of income, cash flows and shareholders' equity, as the case may be, of Precept for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may otherwise be noted therein. The shares of Parent Class A Common Stock to be delivered to Gorin at the Closing have been listed for trading on the Nasdaq SmallCap Market.

     4.7 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission from Gorin or the Company upon consummation of the transactions contemplated by this Agreement.

     4.8 LITIGATION. Except as set forth in the S-4 Registration Statement, there are currently no pending or, to the knowledge of Precept or Buyer, threatened material claims, actions, lawsuits, administrative proceeding or reviews of formal or informal complaints or investigations by any person against or relating to Precept or the Buyer or any of its directors, employees, or agents (in their capacities as such) or to which any assets of Precept or Buyer are subject. Except as otherwise set forth in the S-4 Registration Statement, neither Precept nor Buyer is bound by, or subject to, any currently existing judgment, order, writ, injunction or decree that would have a material adverse effect on Buyer or Precept.

     4.9 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the Effective Date and except as otherwise set forth in SECTION 4.9 OF THE DISCLOSURE SCHEDULE, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, prospectus, assets or Liabilities of Precept or Buyer; (b) any payment (including without limitation any dividend or other distribution or repayment of indebtedness) to any shareholder of Precept, other than payment of compensation to employees of Precept or Buyer in the ordinary course of business and consistent with past practices; (c) any breach or default (or event that with notice or lapse of time or both would constitute a breach or default) under any material agreement of Precept or Buyer; (d) any material theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting any of assets of Precept or Buyer, whether or not covered by insurance; (e) any sale, assignment or transfer of any of the assets of Precept or Buyer, except in the ordinary course of business and consistent with past practices; (f) any waiver by Precept or Buyer of any material rights related to Precept's or Buyer's respective business, operations or assets; (g) any other transaction, agreement or commitment entered into by the Company or its shareholders affecting Precept's or Buyer's respective business, operations or assets, except in the ordinary course of business and consistent with past practices, or (h) any agreement or understanding to do or resulting in any of the foregoing. Since the Effective Date, Precept has filed all required reports with the SEC.

     4.10 TAX-FREE REORGANIZATION.

          (a) Neither Buyer nor Precept nor any of their Affiliates has taken or agreed to take any action that would prevent the transaction contemplated hereby from constituting a reorganization qualifying under the provisions of Section 368(A)(1)(B) of the Code.

          (b) Buyer and Precept have no plan or intention to liquidate the Company, to merge the Company into any other corporation, to cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, or to sell or otherwise dispose of any of the Company stock acquired in the transaction contemplated hereby, except for transfers described in Section 368(a)(2)(C) of the Code.

          (c) Buyer and Precept have no plan or intention to reacquire any of the Parent Class A Common Stock issued in the transaction contemplated hereby.

          (d) It is the present intention of Buyer to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

     4.11 NO MISREPRESENTATIONS. The representations and warranties made by Buyer and Precept in or pursuant to this Agreement (including the Disclosure Schedule) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation or warranty, under the circumstance in which it was made, not misleading.

                                  ARTICLE V
                    ADDITIONAL COVENANTS AND AGREEMENTS

     5.1 CERTAIN EXCLUDED ASSETS. Buyer, Gorin and the Company acknowledge and agree that certain of the Company's assets set forth in EXHIBIT J hereto shall be excluded from the transaction contemplated hereby (collectively, the "Excluded Assets").

     5.2 CONDUCT OF BUSINESS. Prior to the Closing, other than the transfer of the Excluded Assets to Gorin and those certain items described in EXHIBIT J hereto, the Company will, and Gorin will cause the Company to (a) operate in the ordinary course of business and consistent with past practices and use their reasonable best efforts, consistent with past practice to preserve the goodwill of the Company and of their employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company; (b) except as contemplated by this Agreement, not engage in any transaction outside the ordinary course of business, including without limitation by making any material expenditure, investment or commitment or entering into any material agreement or arrangement of any kind; (c) maintain all insurance policies and all Permits that are required for the Company to carry on its business; (d) maintain books of account and records in the usual, regular and ordinary manner and consistent with past practices; and (e) not take any action that would result in a breach (as of the Closing) of the representations and warranties set forth in SECTION 3.10.

     5.3 NO-SHOP PROVISIONS. Neither the Company for Gorin has entered into any agreement, commitment or understanding with any other Person with respect to the sale of the Shares or a substantial portion of the business or assets of the Company (whether through an asset sale, stock sale, merger or otherwise). Until the Closing, the Company and Gorin agree to negotiate exclusively and in good faith with Buyer with respect to the sale of the Shares or the Company's assets, and neither the Company nor Gorin will, directly or indirectly (through agents or otherwise), encourage or solicit any inquiries or accept any proposals by, or engage in any discussions or negotiations with or furnish any information to, any other Person concerning a sale of the Shares or a substantial portion of the assets or business of the Company (whether through an asset sale, stock sale, merger or otherwise), and the Company and Gorin will promptly communicate to Buyer the material substance of any inquiry or proposal concerning any such transaction that may be received.

     5.4 ACCESS AND INFORMATION. The Company will permit Buyer and its representatives to have reasonable access to the Company's directors, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the business and assets of the Company during normal business hours and will furnish to Buyer such information, financial records and other documents relating to the Company and their respective operations and business as Buyer may reasonably request. The Company and Gorin will permit Buyer and its representatives reasonable access to the Company's accountants and auditors having dealings with the Company for consultation or verification of any information obtained by Buyer on or prior to the date of execution and delivery of this Agreement, and will use their respective best efforts to cause such Persons to cooperate with Buyer and its representatives in such consultation and in verifying such information.

     5.5 INFORMATION FOR FILINGS. Prior to Closing, Gorin and the Company will furnish Buyer with all information concerning the Company as is required for inclusion in any application or filing made by Buyer to any Governmental Body in connection with the transactions contemplated by this Agreement, subject to any confidentiality obligations under SECTION 5.11 hereof.

     5.6 FULFILLMENT OF CONDITIONS BY THE COMPANY AND GORIN. The Company and Gorin agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by the Company or Gorin herein not to be true and correct as of the Closing. The Company and Gorin will take all reasonable steps to cause to be fulfilled the conditions precedent to Buyer's and Precept's obligations to consummate the transactions contemplated hereby that are dependent on the actions of the Company or Gorin, respectively.

     5.7 FULFILLMENT OF CONDITIONS BY BUYER AND PRECEPT. Buyer and Precept agree not to take any action, unless otherwise required by applicable legal requirements, that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by Buyer or Precept herein not to be true and correct as of the Closing. Buyer and Precept will take all reasonable steps to cause to be fulfilled the conditions precedent to the Company's and Gorin's obligations to consummate the transactions contemplated hereby that are dependent on the actions of Buyer or Precept, respectively.

     5.8 PUBLICITY. Buyer, Precept, the Company and Gorin will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither Buyer or Precept, on the one hand, nor the Company or Gorin, on the other hand, will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the advance approval in writing of the form and substance thereof by the other parties, unless otherwise required by applicable legal requirements; provided, however, such approval shall not be unreasonably withheld.

     5.9 RELEASE BY GORIN. Effective upon the Closing, Gorin, for himself and his heirs, executors, administrators, successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless the Company, Buyer, Precept and their respective employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys' fees and expenses), obligations, liabilities and/or damages of every kind and nature whatsoever, whether or not now existing or known, relating in any way, directly or indirectly, to the Company, this Agreement or the transactions contemplated hereby, that Gorin may now have or may hereafter claim to have against the Company or any of such employees, officers, directors, successors or assigns; provided that the foregoing release will not affect any obligations of Buyer or Precept to Gorin under this Agreement or any other Transaction Documents.

     5.10 COVENANTS RELATING TO TAXES.

          (a) Gorin shall prepare and file all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date.

          (b) Notwithstanding anything to the contrary contained herein, Buyer shall file any necessary Tax Return or other documentation with respect to all transfer, sales, stamp, registration or other similar Taxes or fees incurred in connection with this Agreement and shall be responsible for payment of any such Tax; provided, however, any federal, state or local tax audits that pertain to any dates or time periods prior to the Closing Date shall be the sole responsibility of Gorin, and Gorin hereby agrees to pay any and all cost and expense associated with such audits.

          (c) Except as otherwise provided in the Agreement, Gorin and Buyer agree to cooperate filly with each other with respect to the preparation of all Tax Returns and with respect to all matters relating to Taxes, and to keep each other advised as to any issue relating to Taxes which could have a bearing on such other party's responsibilities hereunder.

     5.11 CONFIDENTIALITY. From the date hereof to and including the Closing Date, the parties hereto shall maintain, and cause their directors, employees, agents and advisors to maintain, in confidence and not disclose or use for any purpose, except the evaluation of the transactions contemplated hereby and the accuracy of the respective representations and warranties of the parties hereto contained herein, information concerning the other parties hereto and obtained directly or indirectly from such parties, or their directors, employees, agents or advisors, except such information as is or becomes (a) available to the non-disclosing party from third parties not subject to an undertaking of confidentiality or secrecy; (b) generally available to the public other than as a result of a breach by the non-disclosing party hereunder; or (c) required to be disclosed under applicable law; and except such information that was in the possession of such party prior to obtaining such information from such other party (as to which the fact of prior possession such possessing party shall have the burden of proof). In the event that the transactions contemplated hereby shall not be consummated, all such information that is in writing shall be returned to the party furnishing the same, including to the extent reasonably practicable, copies or reproductions thereof which may have been prepared.

     5.12 REPORTING. Precept shall file in a timely manner any and all reports required to be filed and shall take all actions necessary to maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended.

     5.13 TAX-FREE REORGANIZATION.

          (a) Neither Buyer nor Precept nor any of their Affiliates will take any action that would prevent the transaction contemplated hereby from constituting a reorganization qualifying under the provisions of Section 368(a)(1)(B) of the Code.

          (b) Buyer and Precept will not within one (1) year after the Closing liquidate the Company, merge the Company into another corporation, cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, or sell or otherwise dispose of any of the Company stock acquired in the transaction contemplated hereby, except for transfers described in Section 368(a)(2)(C) of the Code.

          (c) Buyer and Precept will not within one (1) year after the Closing reacquire any of the Parent Class A Common Stock issued in the transaction contemplated hereby.

          (d) Buyer for at least one (1) year after the Closing will continue at least one (1) significant historic business line of the Company, or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

     5.14 CUSTOMER VISITS. Upon the execution of this Agreement (the "Execution Date"), Precept and/or Buyer shall conduct due diligence on the customers, suppliers and Governmental Bodies having dealings with the Company in such manner and with such customers, suppliers and Governmental Bodies as mutually agreed upon by the parties hereto (the "Customer Due Diligence").

                                  ARTICLE VI
                            CONDITIONS TO CLOSING

     6.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer and Precept under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyer and Precept in writing:

          (a) All representations and warranties of the Company and Gorin contained in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

          (b) The Company and Gorin shall have performed and complied with all the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing Date, including without limitation the delivery of all items required to be delivered by them pursuant to SECTION 2.4.

          (c) There shall be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against the shareholders of the Company (including Gorin), the Company, Precept or Buyer to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

          (d) All necessary contractual, governmental or other (including shareholder) consents, approvals, orders or authorizations, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and all necessary contractual, governmental or other notices, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been given.

          (e) Buyer shall be satisfied, in its sole discretion, with the Customer Due Diligence.

          (f) There shall have been no material adverse change in the assets, liabilities or financial condition of the Company prior to the Closing as reflected in the Financial Statements, except for those certain items in EXHIBIT J hereto and the removal of the Excluded Assets.

          (g) Precept and Buyer shall have been advised in writing by Ernst & Young LLP prior to the Closing Date that the transaction contemplated hereby shall be treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the rules, regulations and interpretations of the SEC.

     6.2 CONDITIONS TO OBLIGATIONS OF GORIN. The obligations of Gorin under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Gorin in writing:

          (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

          (b) Buyer shall have performed and complied with the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing Date, including without limitation the delivery of all items required to be delivered by Buyer pursuant to SECTION 2.4.

          (c) There shall be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against the shareholders of the Company (including Gorin), the Company or Buyer to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

          (d) All necessary contractual, governmental, or other consents, approvals, orders or authorizations shall have been obtained and all necessary governmental notices shall have been given, provided that receipt of third party consents by Gorin shall not be deemed a condition to the Closing on the part of Gorin if Buyer provides satisfactory indemnification to Gorin against any liabilities related to failure to obtain such consents.

          (e) There shall have been no material adverse change in the assets, liabilities or financial condition of Buyer or Precept prior to the Closing.

                                      ARTICLE VII
                              INDEMNIFICATION; HOLDBACK

     7.1 INDEMNIFICATION OF BUYER. The Company (until the Closing) and Gorin (after the Closing) hereby agree to indemnify, defend and hold Precept, Buyer and their subsidiaries (including the Company after the Closing) and their respective directors, officers, employees and agents (each a "Buyer Party" and collectively, the "Buyer Parties") harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Buyer Party may suffer or incur as a result of or relating to a breach of any agreement, representation, warranty or covenant made by the Company or Gorin in this Agreement or the Transaction Documents or pursuant hereto or thereto, or in any certificate or the Disclosure Schedule delivered hereunder, but only to the extent such Losses exceed $150,000 individually or in the aggregate; provide& however, in the event Losses resulting from or attributable to any single breach of any such agreement, representation, warranty or covenant or any single event or occurrence exceed $ 150,000, Buyer Parties shall be indemnified against the &11 amount of such Losses. The maximum amount of Losses for which Buyer Parties shall be entitled to indemnification by Gorin (or the Company, if applicable) shall be $4,562,500, except with respect to intentional misrepresentations or fraud by Gorin, in which case the limitation on indemnification set forth in the preceding sentence shall not apply. The indemnification obligations under this Article VII shall expire on December 31, 1998, except for any Claims (as defined below) of the Buyer Parties pending as of such date (which Claims shall continue until the final resolution thereof but, in no event, shall such Claims remain unresolved past the first anniversary of the Closing Date). Accordingly, each party hereto agrees to filly and finally resolve any pending Claims for indemnification on or before the first anniversary of the Closing Date.

     7.2 NOTIFICATION OF CLAIM. Any of the Buyer Parties seeking indemnification under this Article VII will promptly give notice to Gorin (or the Company; if applicable) of any Losses or claims as to. which it asserts a right to indemnification ("Claim"), and within thirty (30) days thereafter, further notice Gorin (or the Company, if applicable) of the details of such Claim and the amount thereof; provided, however, that the failure to give such notification shall not relieve Gorin (or the Company, if applicable) from any liability which they may have pursuant to the provisions of this
Article VII as long as the failure to give such notice within such time is not prejudicial to Gorin or the Company. Notice to one of the Buyer Parties for the purpose of this SECTION 7.2 shall mean the filing of the service upon such of the Buyer Parties of any legal action, receipt of any claim in writing or similar form of actual notice.

     7.3 DEFENSE OF CLAIMS. If any Claim by one of the Buyer Parties arises out of a claim by a person other than one of the Buyer Parties, Buyer will promptly give notice to Gorin (or the Company, if applicable) of any such Claim, and thereafter Gorin (or the Company, if applicable) may, by written notice, undertake to conduct any proceedings or negotiations in connection therewith or necessary to defend the Buyer Parties and take all other steps or proceedings to settle or contest such claim, including, without limitation, the employment of counsel; provided, however, that (a) Gorin (or the Company, if applicable) shall not enter into any agreement in compromise or settlement of any claim that could affect the Taxes attributable to any taxable period of the Company beginning on or after the Closing Date without the prior written consent of Buyer, and (b) Gorin (or the Company, if applicable) shall reasonably consider the advice of the Buyer Parties as to the defense and settlement of such claim and the Buyer Parties shall have the right to participate, at their own expense, in such defense. Except as otherwise provided herein, control of such litigation and settlement shall remain with Gorin (or the Company, if applicable). The Buyer Parties shall provide all reasonable cooperation in connection with any such defense by Gorin (or the Company, if applicable). Counsel and auditor fees, filing fees and court fees of all proceedings, contests or lawsuits with respect to any such claim shall be borne by Gorin (or the Company, if applicable). if any such Claim is made hereunder and Gorin (or the Company, if applicable) elects not to undertake the defense thereof by written notice to the Buyer Parties, the Buyer Parties shall be entitled to indemnification with respect thereto pursuant to the terms of this Article VII. If any Claim for indemnification by Buyer arises out of a Claim by Buyer and not a third party, then Buyer shall be entitled to immediate indemnification hereunder.

     7.4  HOLDBACK FOR CLAIMS.

          (a) Recourse to Holdback Account. At the Closing, 124,049 shares of Parent Class A Common Stock (plus any additional New Shares (as defined below) as may be issued in respect thereof after the Closing) (collectively, the "Holdback Shares"), will be issued in the name of Gorin and held by Buyer to partially secure the indemnification obligations of Gorin under SECTION 7.1.

          (b)  HOLDBACK PERIOD; DISTRIBUTION UPON TERMINATION OF
     HOLDBACK PERIOD. Subject to the following requirements, the Holdback Shares shall be retained by Buyer until December 31, 1998 (the "Holdback Period"). Upon the expiration of the Holdback Period, Buyer will deliver to Gorin the remaining Holdback Shares, if any; PROVIDED, HOWEVER, that the number of Holdback Shares with a value (as determined in accordance with SECTION 7.4(e)(ii) hereof) equal to the amount of the Losses or other indemnification obligations as to which the Buyer has properly made a Claim under SECTION 7.2 shall be retained by Buyer until such Claims have been resolved (subject, however, to SECTION 7.4(h) hereof). Within five (s) business days following resolution of such Claims, Buyer shall deliver to Gorin all Holdback Shares and New Shares, if any, by Buyer and not required to satisfy such Claims.

          (c) PROTECTION OF HOLDBACK SHARES. Buyer shall hold and safeguard the Holdback Shares during the term of the Holdback Period, shall treat such Holdback Shares as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer and shall hold and dispose of the Holdback Shares only in accordance with the terms hereof.

          (d)  DISTRIBUTIONS; VOTING.

               (i) Any shares of Parent Class A Common Stock or other equity securities issued or distributed by Precept (including shares issued upon a stock split) ("New Shares") in respect of Holdback Shares that have not been released to Gorin shall be added to the Holdback Shares and become a part thereof New Shares issued in respect of Holdback Shares that have been released shall not be added to the Holdback Shares, but shall be distributed to the holders thereof. When and if cash dividends on Holdback Shares shall be declared and paid, they shall not be added to the Holdback Shares but shall be paid to those on whose behalf such Parent Class A Common Stock is held.

               (ii) Gorin shall be the record owner of the Holdback Shares and shall have voting rights with respect to the Holdback Shares (including any New Shares that are voting securities) so long as such Holdback Shares are retained by Buyer.

          (e)  CLAIM UPON HOLDBACK SHARES.

               (i) Upon written notification to Gorin by Buyer at any time on or before the last day of any Holdback Period:

                    (A) that Buyer has paid or properly accrued Losses in an aggregate stated amount to which Buyer is entitled to indemnity pursuant to this Agreement, and

                    (B) in the case of such Losses, specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, and the nature of the misrepresentation or breach of warranty, if any, or claim to which such item is related; then Buyer shall, unless Gorin objects in accordance with the provisions of SECTION 7.4(f) hereof, cancel the number of shares of Parent Class A Common Stock having a value equal to such Losses.

               (ii) For the purposes of determining the number of shares of Parent Class A Common Stock to be cancelled from the Holdback Shares pursuant to SECTION 7.4(e)(i), the shares of Parent Class A Common Stock shall be valued using the average closing price of a share of Parent Class A Common Stock for the twenty-five (25) calendar days immediately prior to such cancellation, as reported on the Nasdaq SmallCap Market.

          (f) OBJECTIONS TO CLAIMS. At the time of receipt of any notification as set forth in SECTION 7.4(e)(i), Gorin shall have a period of thirty (30) days after such delivery to object in a written statement to the claim made in the notification, and such statement shall be delivered to Buyer prior to the expiration of such thirty (30) day period. If Buyer does not receive any such objection within such thirty (30) day period, Buyer may cancel the Holdback Shares if and to the extent such Losses are paid or properly accrued.

          (g) NO LIMITATION. The existence of this SECTION 7.4 and the rights set forth herein are not intended to limit any other claims by Buyer for indemnification against Gorin (or the Company, if applicable).

          (h) ONE YEAR LIMITATION. Notwithstanding anything to the contrary herein, each party hereto agrees to fully and finally resolve any pending Claims on or before the first anniversary of the Closing Date and, therefore, the Holdback Shares, if any, shall be either cancelled or returned to Gorin on or before the first anniversary of the Closing Date.

     7.5 NO CLAIMS BY GORIN AGAINST THE COMPANY. The parties acknoWledge that inasmuch as the Company will be a wholly-owned subsidiary of Precept after the Closing Date, in the event that Buyer makes a claim for indemnification against Gorin pursuant to this Article VII, Gorin shall have no right to make any claim, cross claim or counter claim against the Company for indemnification, contribution or otherwise.

     7.6 SURVIVAL. All representations and warranties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, but such representations and warranties shall survive only until December 31, 1998 and the right to indemnification with respect thereto shall expire on such date (unless there is a Claim pending on such date, in which case the indemnification obligations, hereunder shall continue until the final resolution of such Claim but, in no event, shall such indemnification obligations extend beyond the first anniversary of the Closing Date). All statements contained in any Schedule to this Agreement will constitute representations and warranties under this Agreement.

     7.7 EXCLUSIVE REMEDY. Subject to the terms and conditions of SECTION 7.1, the indemnification provisions of this Article VII shall be the sole and exclusive remedy of Precept or Buyer for a breach of any representation, warranty, covenant or agreement of the Company or Gorin under this Agreement.

                                 ARTICLE VIII
                                MISCELLANEOUS

     8.1 TERMINATION OF AGREEMENT. Certain of the parties to this Agreement may terminate this Agreement as follows:

          (a) Buyer, Precept and Gorin may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) Buyer and Precept may terminate this Agreement by giving written notice to at any time prior to the Closing Date in the event the Company or Gorin has breached any representation or warranty pursuant to Article III of this Agreement or otherwise materially breached any covenant or agreement herein;

          (c) Buyer and Precept may terminate this Agreement by giving written notice to Gorin at any time prior to the Closing Date if the Closing shall not have occurred on or before April 15, 1998, by reason of the failure of any condition precedent set forth in Article VI hereof (unless the failure results primarily from Buyer or Precept breaching any representation, warranty or covenant contained in this Agreement);

          (d) Gorin may terminate this Agreement by giving written notice to Buyer and Precept at any time prior to the Closing Date if the Closing shall not have occurred on or before April 15, 1998, by reason of the failure of any condition precedent set forth in Article VI hereof (unless the failure results primarily from Gorin himself breaching any representation, warranty or covenant contained in this Agreement); or

          (e) Gorin may terminate this Agreement by giving written notice to Buyer and Precept at any time prior to the Closing Date in the event Buyer or Precept has breached any representation or warranty pursuant to Article IV of this Agreement or otherwise materially breached any covenant or agreement herein.

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in SECTION 8. 1, this Agreement shall forthwith become void, there shall be no liability on the part of Buyer and Precept, on the one hand, and the Company and Gorin, on the Other, and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any breach of such party's covenants or agreements contained in this Agreement, or (ii) any willful breach of such party's representations or warranties contained in this Agreement

     8.3 NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this SECTION 8.3):

IF TO BUYER:        Precept Business Services, Inc.
                    1909 Woodall Rodgers Freeway, Suite 500
                    Dallas, Texas 75201
                    Attention: General Counsel
                    Facsimile No. 214/220-1082

WITH A COPY TO:     Munsch Hardt Kopf Harr & Dinan, P.C.
                    5000 Plaza on the Lake, Suite 270
                    Austin, Texas 78746
                    Attention: William L. Deckelman, Jr., Esq.
                    Facsimile No. 512/306-6201

IF TO GORIN:        235 Rice Road
                    Wayland, Massachusetts 01778

WITH A COPY TO:     Goodwin, Procter & Hoar, LAP
                    53 State Street, Exchange Place
                    Boston, Massachusetts 02109-2881
                    Attention: Stuart M. Cable, Esq.
                    Facsimile No. 617/523-1231

     Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or by facsimile or, if mailed, when actually received.

     8.4 EXPENSES. Any costs, expenses or fees payable to any financial advisors, attorneys, accountants or other representatives incurred by Gorin and the Company for services rendered after November 1, 1997 shall be paid one-half by Gorin and one-half by the Company, except that the Company (and not Gorin) shall pay all costs and expenses associated with the preparation of that certain "pooling" letter prepared by Robert Sharkansky & Company Certified Public Accountants. Buyer and its Affiliates shall bear any costs, expenses or fees payable to any financial advisors, attorneys, accountants or other representatives retained by Buyer or its Affiliates with regard to the transaction contemplated by this Agreement. If attorneys', accountants' or financial advisors' fees or other fees or costs are incurred to secure performance of any obligations under this Agreement or any agreement contemplated hereby, or to establish damages for the breach thereof or to obtain any other appropriate relief; whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

     8.5 FURTHER ASSURANCES. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

     8.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated by the Company, Gorin or Buyer, without the prior written consent of the other parties hereto; except that Buyer may assign its rights and obligations under this Agreement to any direct or indirect subsidiary of Precept (provided that Buyer shall remain obligated to perform Buyer's obligations hereunder) and except that the rights of Gorin shall inure to the benefit of his heirs, executors, administrators and beneficiaries. This Agreement is not intended to confer any rights or benefits to any Person (including without limitation any employees of the Company) other than the parties hereto.

     8.7 ENTIRE AGREEMENT. This Agreement, the other Transaction Documents, and the documents contained as Exhibits and Disclosure Schedules hereto contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Disclosure Schedules to this

Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

     8.8 SEVERABILITY. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable or void. The intent and agreement of the parties to this Agreement is that this Agreement will be deemed amended by modifying any such illegal, unenforceable or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if that is not possible, by substituting another provision that is legal and enforceable and achieves the same objectives as the provisions. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

     8.9 GOVERNING LAW. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

     8.10 ARBITRATION PROCEEDINGS.

          (a) NEGOTIATION PERIOD. Any dispute, controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof, will be subject to binding arbitration in accordance with this
     SECTION 8.10. If such a dispute, controversy or claim exists, the parties shall attempt for a 30-day period (the "Negotiation Period") from the date any party gives any one or more of the other parties notice (a "Dispute Notice") pursuant to this Section, to negotiate in good faith, a resolution of the dispute. The Dispute Notice shall set forth with specIfIcity the basis of the dispute. During the Negotiation Period, representatives of each party involved in the dispute who have authority to settle the dispute shall meet at mutually convenient times and places and use their best efforts to resolve the dispute.

          (b) COMMENCEMENT OF ARBITRATION. If a resolution is not reached by the parties prior to the end of the Negotiation Period, either party may provide a written request to the American Arbitration Association within ten (10) days from the end of such period requesting the selection of three (3) arbitrators (the "Panel") to arbitrate the parties' respective rights and obligations with respect to the matters set forth in the Dispute Notice. Each arbitrator on the Panel shall be experienced in the arbitration of complex commercial disputes.

          (c) DISCOVERY. Each party to an arbitration shall be entitled to such discovery as the Panel shall determine is appropriate.

          (d) EXPENSES OF ARBITRATORS. The expenses of the Panel shall be paid by the party that does not substantially prevail on the merits in the arbitration (as determined by the award of the Panel).

          (e) Location of Arbitration. The arbitration shall take place in Boston, Massachusetts.

          (f)  AAA Rules.  Except as expressly provided in this
     SECTION 8.10, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association as then in effect.

     8.11 INTERPRETATION. When used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

     8.12 COUNTERPARTS; FACSIMILE SIGNATURES. One or more counterparts of this Agreement may be delivered by facsimile transmission, with the intention that they shall have the same effect as an original counterpart hereof. This Agreement may be executed by the parties on one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the sane instrument.

     8.13 HEADINGS. The section headings contained in this Agreement are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.14 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:                               COMPANY:

PRECEPT BUSINESS PRODUCTS, INC.      INFOGRAPHIX, INC.,
a Delaware corporation               a Massachusetts corporation


By: /s/ DAVID L. NEELY                   By: /s/ JAMES GORIN
    -----------------------------        -----------------------------
    David L. Neely,                      James Gorin, President
    Chief Executive Officer

GORIN:

/s/ JAMES GORIN
James Gorin



PRECEPT:


PRECEPT BUSINESS SERVICES, INC,
a Texas corporation



By: /s/ DAVID L. NEELY
    -----------------------------
    David L. Neely,
    Chief Executive Officer